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                                                                     Exhibit 3.1

                            THE PATHWAYS GROUP, INC.

                           CERTIFICATE OF DESIGNATIONS

                                       OF

                            SERIES B PREFERRED STOCK

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                        PURSUANT TO SECTION 151(g) OF THE
                        DELAWARE GENERAL CORPORATION LAW

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         THE PATHWAYS GROUP, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY that the following resolution was duly adopted by the Board of Directors of the Corporation at a meeting duly called and held on April 7, 2000, at which a quorum was present and acting throughout:

                  RESOLVED that, pursuant to authority conferred upon the Board of Directors of the Corporation pursuant to Article Fourth of the Certificate of Incorporation of the Corporation, a series of Preferred Stock of the Corporation designated Series B Preferred Stock, par value $.01 per share, be, and it hereby is, created, to consist of 218,750 shares of Preferred Stock which the Corporation has authority to issue, and that the designations, powers, preferences and relative, participating, optional and other special rights and relative qualifications, limitations or restrictions of the share of such series hereby are fixed as follows:

         1. DESIGNATION. 218,750 authorized shares of Preferred Stock, par value $.01 per share, may be issued in and as a series to be designated the "Series B Preferred Stock" (the "Series B Preferred Stock").

         2. RANK. The Series B Preferred Stock shall be junior in right to Series A Preferred Stock and senior in right to any Common Stock or any other equity security of the Corporation of a lessor priority than the Series B Preferred Stock with respect to dividend payments and distribution of assets upon Liquidation (discussed below).

         3. DIVIDENDS. Holders of outstanding shares of Series B Preferred Stock shall be entitled to receive, when and if declared by the Board of Directors and out of any funds legally available therefor, dividends at the rate of six percent (6.0%) PER ANNUM of the price at which the initial shares of Series B Preferred Stock are issued ("Initial Sales Price"), payable during


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each fiscal year of the Corporation. The dividends payable to Series B Preferred
Stock are subordinate to the rights of the Corporation's Series A Preferred
Stock and the rights of any series of Preferred Stock with rights senior to the Series B Preferred Stock. Dividends on the Series B Preferred Stock shall not be cumulative and no rights shall accrue to the holders of the Series B Preferred Stock in the event the Corporation shall fail to declare or pay dividends on the full Series B Preferred Stock in the amount of six percent (6%) of the Initial Sales Price per share per fiscal year, or in any amount in any prior year of the Corporation, whether or not the earnings of the Corporation in that previous fiscal year were sufficient to pay such dividends in whole or in part. If the Board of Directors shall declare a dividend on the outstanding shares of Series
B Preferred Stock and the amount available for payment thereof is insufficient to permit the payment of the full preferential amounts required to be paid to the holders of the outstanding shares of Series B Preferred Stock, then the amount available for such dividend payments shall be distributed ratably among the holders of the outstanding shares of Series B Preferred Stock.

         4. PREFERENCE ON LIQUIDATION.

         a. PREFERENCE PRICE. In the event of the voluntary or involuntary liquidation, dissolution or winding up ("Liquidation") of the Corporation, the holders of Series B Preferred Stock shall be entitled to have paid to them out of the assets of the Company, after distribution is made to or set apart for the holders of Series A Preferred Stock or the rights of any series of Preferred Stock with rights senior to the Series B Preferred Stock but before any distribution is made to or set apart for the holders of any common stock or any other class or series of stock of a lesser priority than the Series B Preferred Stock, $8.00 per share for each share of Series B Preferred Stock held ("Preference Price"), plus any declared but unpaid dividends on each such share. Thereafter, the holders of Series B Preferred Stock shall not be entitled to any further distribution in the event of Liquidation. For purposes of this paragraph 4, each of the following shall be considered a Liquidation:

                  (i) the adoption by the Corporation of any plan of liquidation providing for the distribution of all or substantially all of its assets; (ii) the sale or disposition of all or substantially all of the assets or business of the Corporation pursuant to a merger, consolidation or other transaction (unless the stockholders of the Corporation immediately prior to such merger, consolidation or other transaction beneficially own, directly or indirectly, 80% or more of the combined voting power of the entity or entities, if any, that succeed to the business of the Corporation, in substantially the same proportion as they owned the combined voting power of the Corporation); (iii) the combination of the Corporation with another company pursuant to which the Corporation is the surviving corporation if, immediately after the combination, the Corporation holds, directly or indirectly, less than 50% of the combined voting power of the combined company; or (iv) any person (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other


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                  than any person who was a beneficial owner of Common Stock of the Corporation, par value $.01 per share (the "Common Stock) on or before the date hereof, is or becomes the "beneficial owner" (as defined in Rule 13(d)-3 under the Exchange Act) of securities of the Corporation representing more than 50% of the combined voting power of the Corporation.

         b. PARTIAL PAYMENT. If, upon any liquidation of this Corporation, the assets of this Corporation available for distribution to its stockholders shall be insufficient to pay the full Preference Prices required to be paid to the holders of the outstanding shares of Series B Preferred Stock, then, subject to the rights of any series of Preferred Stock with rights senior to the Series B Preferred Stock, all of the assets of this Corporation legally available for distribution to the holders of equity securities shall be distributed ratably among the holders of the outstanding shares of Series B Preferred Stock.

         5. CONVERSION. The holders of the outstanding shares of Series B Preferred Stock shall have the conversion rights set forth below (the "CONVERSION RIGHTS"):

         a. RIGHT TO CONVERT. Each share of Series B Preferred Stock shall be convertible, after one (1) year from the date of issuance of the Series B Preferred Stock, at the office of this Corporation or any transfer agent selected at the Corporation's sole discretion, for the shares of Series B Preferred Stock or Common Stock, into that number of shares of Common Stock, defined as publicly traded common stock of Pathways, as follows:

                  (1) Subject to any adjustments detailed herein, if, after the expiration of exactly one year from that date of issuance of the Pathways Preferred Stock ("Anniversary Date"), the market price of Pathways' publicly traded common stock is less than $8.00 per share, each share of Pathways Preferred Stock shall be convertible into two shares of Pathways' publicly traded common stock. If, on the Anniversary Date, the market price of Pathways' publicly traded common stock is equal to or exceeds $8.00 per share, each share of Pathways Preferred Stock shall be convertible into one share of Pathways' publicly traded common stock.

         b. MECHANICS OF CONVERSION. Each outstanding share of Series B Preferred Stock is convertible at the option of the holder thereof (after the one (1) year time period mentioned in subparagraph (a), above), by surrendering the certificate or certificates therefor, duly endorsed, at the office of this Corporation or of any transfer agent for the shares of Series B Preferred Stock or Common Stock and giving written notice to this Corporation at such office that such holder elects to convert the same and stating therein the number of shares of Series B Preferred Stock being converted. Thereupon, this Corporation shall issue and deliver at such office to such holder a certificate or certificates for the number of shares of


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                  Common Stock to which such holder is entitled and shall
                  promptly pay in cash all declared but unpaid dividends on the shares being converted or, if this Corporation so elects or is legally or financially unable to pay in cash, the Corporation shall pay such dividends in shares of Common Stock (valued at the Common Stock's fair market value at the time of surrender as determined in good faith by the Board of Directors). Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate or certificates representing the shares to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

         c. ADJUSTMENT FOR STOCK SPLITS AND COMBINATIONS. If this Corporation at any time or from time to time after the date this Certificate is filed with the Secretary of State of the State of Delaware (the "FILING DATE") effects a division of the outstanding shares of Common Stock, then the Conversion Price shall be proportionately decreased and, conversely, if this Corporation at any time, or from time to time, after the Filing Date combines the outstanding shares of Common Stock, then the Conversion Price shall be proportionately increased. Any adjustment under this Section 5.c. shall be effective on the close of business at the Corporation on the date such division or combination becomes effective.

         d. ADJUSTMENT FOR CERTAIN DIVIDENDS AND DISTRIBUTIONS. If this Corporation at any time or from time to time after the Filing Date pays or fixes a record date for the determination of holders of shares of Common Stock entitled to receive a dividend or other distribution in the form of shares of Common Stock, or rights or options for the purchase of, or securities convertible into, Common Stock, then in each such event the Conversion Price shall be decreased, as of the time of such payment or, in the event a record date is fixed, as of the close of business of such record date, by multiplying the Conversion Price by a fraction (i) the numerator of which shall be the total number of shares of Common Stock outstanding immediately prior to the time of such payment or the close of business on such record date, as the case may be, and (ii) the denominator of which shall be THE SUM OF (A) the total number of shares of Common Stock outstanding immediately prior to the time of such payment or the close of business on such record date, as the case may be, PLUS (B) the number of shares of Common Stock issuable in payment of such dividend or distribution or upon exercise of such option or right of conversion; PROVIDED, HOWEVER, that if a record date is fixed and such dividend is not fully paid or such other distribution is not fully made on the date fixed therefor, then the Conversion Price shall not be decreased as of the close of business on such record date as hereinabove provided as to the portion not fully paid or distributed and thereafter the Conversion Price shall be decreased pursuant to this Section 5.d. as of the date or dates of actual payment of such dividend or distribution.


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         e.       ADJUSTMENTS FOR OTHER DIVIDENDS AND DISTRIBUTIONS. If this
                  Corporation at any time or from time to time after the Filing Date pays, or fixes a record date for the determination of holders of shares of Common Stock entitled to receive, a dividend or other distribution in the form of securities of this Corporation other than shares of Common Stock or rights or options for the purchase of, or securities convertible into, Common Stock, then in each such event provision shall be made so that the holders of outstanding shares of Series B Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of this Corporation which they would have received had their respective shares of Series B Preferred Stock been converted into shares of Common Stock on the date one day before such event and had such holders thereafter, from the date of such event to and including the actual date of conversion of their shares, retained such securities, subject to all other adjustments called for during such period under this Section 5.e. with respect to the rights of the holders of the outstanding shares of Series B Preferred Stock.

         f. ADJUSTMENT FOR RECLASSIFICATION, EXCHANGE AND SUBSTITUTION. If at any time or from time to time after the Filing Date the number of shares of Common Stock issuable upon conversion of the shares of Series B Preferred Stock, is changed into the same or a different number of shares of any other class or classes of stock or other securities, whether by recapitalization, reclassification or otherwise (other than a recapitalization, division or combination of shares or a stock dividend, or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 5), then in any such event each holder of outstanding shares of Series B Preferred Stock shall have the right thereafter to convert such shares of Series B Preferred Stock into the same kind and amount of stock and other securities receivable upon such recapitalization, reclassification or other change, as the maximum number of shares of Common Stock into which such shares of Series B Preferred Stock, could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein.

         g. REORGANIZATIONS, MERGERS, CONSOLIDATIONS OR SALES OF ASSETS. If at any time or from time to time after the Filing Date there is a capital reorganization of the Common Stock (other than a recapitalization, division, combination, reclassification or exchange of shares provided for elsewhere in this Section 5) or a merger or consolidation of this Corporation into or with another corporation, then, as a part of such capital reorganization, merger or consolidation, provision shall be made so that the holders of outstanding shares of Series B Preferred Stock shall thereafter receive upon conversion thereof the number of shares of stock or other securities or property of this Corporation, or of the successor corporation resulting from such merger or consolidation or sale, to which a holder of the


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                  number of shares of Common Stock into which their shares of
                  Series B Preferred Stock were convertible would have been entitled on such capital reorganization, merger, consolidation or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of the outstanding shares of Series B Preferred Stock after such capital reorganization, merger, consolidation, or sale. The provisions of this Section 5 (including adjustment of the Conversion Price and the number of shares into which the outstanding shares of Series B Preferred Stock may be converted) shall be applicable after that event and be as nearly equivalent to such Conversion Prices and number of shares as may be practicable.

         h. FRACTIONAL SHARES. No fractional shares of Common Stock shall be issued upon conversion of Series B Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) pay cash equal to such fraction multiplied by the effective Conversion Price.

         6. VOTING RIGHTS. The holders of the outstanding shares of Series B Preferred Stock shall be entitled to vote concerning the sale of all or substantially all of the assets of the Company or the merger or consolidation of the Company with another entity such that the Company is not the surviving entity and such other matters as may be required under the provisions of the Delaware General Corporation Law, as amended, and the Rules and Regulations of the Delaware Commissioner of Corporations as promulgated thereunder. On such matters, the holders of the outstanding shares of Series B Preferred Stock shall be entitled to cast that number of votes equal to the number of shares of Common Stock into which such holder's shares of Series B Preferred Stock are convertible immediately after the close of business on the record date fixed for any meeting at which such vote is to be taken or, if no such record date is established, the date such vote is taken or the effective date of such written consent. Except for the foregoing, the holders of Series B Preferred Stock shall have no other voting rights.

         7. IDENTICAL RIGHTS. Each share of the Series B Preferred Stock shall have the same relative rights and preferences as, and shall be identical in all respects with, all other shares of Series B Preferred Stock.

         8. CERTIFICATES. So long as any shares of the Series B Preferred Stock are outstanding, there shall be set forth on the face or back of each stock certificate issued by the Corporation a statement that the Corporation shall furnish without charge to each stockholder who so requests, the powers, preferences and rights of each class of stock or series thereof and the qualifications, limitations, or restrictions of such preferences or rights.

         9. MISCELLANEOUS.


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         a.       COMMUNICATIONS. All notices and other communications required or permitted to be given to holders of shares of Series B Preferred Stock pursuant to this Certificate shall be in writing and shall be deemed to have been duly given (i) when delivered by hand or by Federal Express or a similar overnight courier or (ii) five (5) days after being deposited in any United States post office enclosed in a postage prepaid registered mail envelope addressed to the persons shown on the books of the Corporation as the holders of the shares at the addresses as they appear in the books of the Corporation, as of a record date or a date determined in


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                  accordance with the Corporation's Certificate of Incorporation or Bylaws, this Certificate and applicable law.

         b. DESIGNATIONS AND PREFERENCES. Except as may otherwise be required by law, shares of Series B Preferred Stock will not have any designations, preferences, limitations or relative rights other than those specifically set forth in this Certificate or in the Corporation's Certificate of Incorporation.

         c. HEADINGS. Headings used in this Certificate are for convenience only and shall not be used in the interpretation of this Certificate. References to paragraphs are to the paragraphs of this Certificate.

         d. WAIVER; AMENDMENT. The preferences, special rights or powers of the Series B Preferred Stock may be waived, and any of the provisions of the Series B Preferred Stock may be amended, by the affirmative vote at a meeting or the written consent of holders of record of at least a majority of the outstanding shares of Series B Preferred Stock.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed on this 4th day of May, 2000.

THE PATHWAYS GROUP, INC.




/s/ EDWARD L. MUELLER
------------------------------------
Edward L. Mueller, Secretary


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